SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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GPS Funds I
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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GPS Funds I
1655 Grant Street
10th Floor
Concord, California 94520

GuideMarkSM Tax-Exempt Fixed Income Fund

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to the GuideMarkSM Tax-Exempt Fixed Income Fund  (the “Fund”), a series of GPS Funds I (the “Trust”).  We encourage you to access and review all the important information contained in the Information Statement.

The Information Statement describes a recent change involving the investment management of the Fund.  As you know, AssetMark, Inc. (“AssetMark”), as investment advisor to the Trust, identifies, hires, and monitors asset managers to serve as sub-advisors for the funds in the Trust.  Under an exemptive order from the U.S. Securities and Exchange Commission (the “SEC”), AssetMark is permitted to change sub-advisors and sub-advisory agreements without obtaining approval from fund shareholders, provided that the Trust’s Board of Trustees approves the arrangement.

Nuveen Asset Management, LLC (“Nuveen”) is an SEC-registered investment advisor based in Chicago, Illinois and has managed a portion of the Fund’s assets since 2006.  On September 3, 2014, the Board approved a new sub-advisory agreement between AssetMark and Nuveen, pursuant to which Nuveen serves as a sub-advisor to the Fund.  A new sub-advisory agreement was needed because of a change in the ownership structure of Nuveen that resulted in a termination of the sub-advisory agreement that was then in effect between Nuveen and AssetMark with respect to the Fund. Delaware Investments Fund Advisers continues to serve as a sub-advisor to the Fund.  A more detailed description of Nuveen and its investment operations, and information about the new sub-advisory agreement with Nuveen, is included in the Information Statement.

This Notice of Internet Availability of the Information Statement is being mailed on or about December 30, 2014 to shareholders of record of the Fund as of November 30, 2014.  The full Information Statement will be available for printing on the Fund’s website at http://www.assetmark.com/about/funds/informationstatements.html/ until April 1, 2015.  A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 278-5809.  If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GPS Funds I
1655 Grant Street
10th Floor
Concord, California 94520

December 29, 2014

Dear GuideMarkSM Tax-Exempt Fixed Income Fund Shareholders:

We are pleased to notify you of a recent change involving the investment management of the GuideMarkSM Tax-Exempt Fixed Income Fund (the “Fund”).

As you know, AssetMark, Inc. (“AssetMark”), as investment advisor to GPS Funds I (the “Trust”), identifies, hires, and monitors asset managers to serve as sub-advisors for the funds in the Trust. Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), AssetMark is permitted to change sub-advisors and sub-advisory agreements without obtaining approval from fund shareholders, provided that the Trust’s Board of Trustees (the “Board”) approves the arrangement. The attached Information Statement provides information required by the Exemptive Order and SEC rules regarding the hiring of a new sub-advisor for the Fund.  The Information Statement will be available on the Fund’s website at http://www.assetmark.com/about/funds/informationstatements.html/ until April 1, 2015.  A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 278-5809.

Nuveen Asset Management, LLC (“Nuveen”) is an SEC-registered investment advisor based in Chicago, Illinois and has managed a portion of the Fund’s assets since 2006.  On September 3, 2014, the Board approved a new sub-advisory agreement between AssetMark and Nuveen, pursuant to which Nuveen serves as a sub-advisor to the Fund.  A new sub-advisory agreement was needed because of a change in the ownership structure of Nuveen that resulted in a termination of the sub-advisory agreement that was then in effect between Nuveen and AssetMark with respect to the Fund.  Delaware Investments Fund Advisers continues to serve as a sub-advisor to the Fund.  A more detailed description of Nuveen and its investment operations, and information about the new sub-advisory agreement with Nuveen, is included in the Information Statement.

I encourage you to read the attached Information Statement, which contains information about the new sub-advisory agreement with Nuveen.

Sincerely,

/s/Carrie E. Hansen
Carrie E. Hansen
Chairperson, Trustee and President, GPS Funds I

GPS Funds I
1655 Grant Street
10th Floor
Concord, California 94520

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of GPS Funds I (the “Trust”) to inform shareholders about a recent change involving the investment management of the GuideMarkSM Tax-Exempt Fixed Income Fund (the “Fund”).  The Board of Trustees of the Trust (the “Board” or the “Trustees”) approved a sub-advisory agreement (the “New Sub-Advisory Agreement”) between Nuveen Asset Management, LLC (“Nuveen”), and AssetMark, Inc. (“AssetMark” or the “Advisor”) at an in-person meeting held on September 3, 2014 (the “September Meeting”).  A new sub-advisory agreement was needed because of a change in the ownership structure of Nuveen that resulted in a termination of the sub-advisory agreement that was then in effect between Nuveen and AssetMark with respect to the Fund. The New Sub-Advisory Agreement became effective on October 1, 2014.  Delaware Investments Fund Advisers (“Delaware”) continues to serve as a sub-advisor to the Fund.

The New Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order (the “Exemptive Order”) of the U.S. Securities and Exchange Commission (the “SEC”), issued on May 6, 2002.  A Notice of Internet Availability of this Statement is being mailed on or about December 30, 2014 to shareholders of record of the Fund as of November 30, 2014. The Statement will be available on the Fund’s website at http://www.assetmark.com/about/funds/informationstatements.html until April 1, 2015.  A paper or email copy of the full Statement may be obtained, without charge, by contacting the Fund at (888) 278-5809.  Nuveen will pay the costs associated with preparing and distributing this Statement to the Fund’s shareholders.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

AssetMark is the investment advisor for each series of the Trust, including the Fund.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor (including sub-advisor) of the mutual fund.  The Exemptive Order permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and modify sub-advisory arrangements without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor oversees the provision of portfolio management services to the series by the sub-advisors.  The Advisor has ultimate responsibility—subject to oversight by the Board—to oversee the sub-advisors and recommend the hiring, termination and replacement of the sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), approved the New Sub-Advisory Agreement.

The Trust and the Advisor must comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety days of entering into a new sub-advisory agreement, the affected fund will notify its shareholders of the changes. This Statement provides such notice of the changes and offers details regarding Nuveen and the New Sub-Advisory Agreement.

INVESTMENT ADVISORY ARRANGEMENTS

The Investment Advisor

The Advisor, located at 1655 Grant Street, 10th Floor, Concord, California 94520, serves as the investment advisor for the Fund.  The Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  AssetMark provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $21 billion in investor assets, including mutual funds, variable annuities, exchange-traded funds, and privately managed accounts.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Advisory Agreement between the Trust and the Advisor (the “Advisory Agreement”).  The Advisory Agreement was most recently approved by shareholders of the Fund at a special meeting of shareholders held on July 10, 2013 and adjourned until July 28, 2013.  Such shareholder approval was necessary because of a change in the ownership structure of the Advisor that resulted in a termination of the advisory agreement that was then in effect between AssetMark and the Trust with respect to the Fund.  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of each of its funds.  In so doing, the Advisor may engage one or more sub-advisors to carry out the investment program of each fund, subject to the approval of the Board. The Advisor reviews, oversees, and (when appropriate) administers the investment program of each fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the funds.

Pursuant to the Advisory Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board, (i) sets the Fund’s overall investment strategies; (ii) in some cases, manages the Fund’s portfolio of investments; (iii) in other cases, evaluates, selects, and recommends one or more sub-advisors to manage all or a portion of the Fund’s assets; (iv) when appropriate, allocates and reallocates the Fund’s assets among sub-advisors; (v) monitors and evaluates the performance of each sub-advisor, including the sub-advisor’s compliance with the investment objectives, policies, and restrictions of the Fund; and (vi) implements procedures to ensure that each sub-advisor complies with the Fund’s investment objective, policies, and restrictions.

For providing these services to the Fund, the Trust pays the Advisor an advisory fee at the annual rate of 0.50% of the Fund’s assets.  The Trust and the Advisor have entered into a Fee Waiver Agreement, designed to provide Fund shareholders with the economic benefits of economies of scale that may be realized as Fund assets increase.  Under the Fee Waiver Agreement, the Advisor has contractually agreed with the Trust, at least through July 31, 2015, to waive 0.025% of each fund’s annual advisory fee on Trust assets in excess of $6 billion and an additional 0.025% of each fund’s annual advisory fee on Trust assets in excess of $12 billion.

In addition, the Advisor has entered into an Expense Limitation Agreement, under which the Advisor has agreed to waive fees and/or assume expenses otherwise payable by the Fund to the extent necessary to ensure that the Fund’s Total Annual Fund Operating Expenses do not exceed 0.79% (excluding distribution (12b-1) fees, administrative service fees, taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) through July 31, 2015.  Under the Expense Limitation Agreement, the Advisor is entitled to be reimbursed for fees waived and expenses assumed for a period of three years following such waiver/assumption, to the extent that such reimbursement will not cause the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the fee waiver/assumption or at the time that the Advisor is reimbursed.  The Expense Limitation Agreement may not be terminated prior to July 31, 2015, unless the Board consents to an earlier revision or termination.

After giving effect to the fee waiver and expense limitation arrangements, the Fund paid the Advisor advisory fees equal to $261,322 for the fiscal year ended March 31, 2014.  For the fiscal year ended March 31, 2014, the

Fund’s total expense ratio was above the maximum of 0.79% (excluding distribution (12b-1) fees, administrative service fees, taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses), and, as a result, the Advisor waived a portion of its investment advisory fees or made payments to limit Fund expenses.

The following Trustee and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Carrie E. Hansen serves as Chairperson, Trustee and President of the Trust and as Executive Vice President and Chief Operations Officer of the Advisor; Patrick R. Young serves as Treasurer of the Trust and as Manager of Fund Administration of the Advisor; Chris Villas-Chernak serves as Secretary of the Trust and is an employee of the Advisor; and John Koval serves as Chief Compliance Officer and AML Officer of the Trust and is an employee of the Advisor.  The address of these individuals is 1655 Grant Street, 10th Floor, Concord, California 94520-2445.

Nuveen Asset Management, LLC

Nuveen is a Delaware limited liability company with principal offices at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen is a wholly owned subsidiary of TIAA-CREF Asset Management LLC (“TIAA-CREF”), 8500 Andrew Carnegie Blvd, Charlotte, NC 28262. TIAA-CREF is wholly owned and controlled by the TIAA Board of Overseers, a New York Non-For-Profit Corporation.  Nuveen is registered as an investment advisor under the Advisers Act.

The New Sub-Advisory Agreement was approved by the Board at the September Meeting. Nuveen is not an affiliated person of the Trust or the Advisor and discharges its responsibilities subject to the oversight of the Advisor. Nuveen is compensated out of the fees the Advisor receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the approval of the New Sub-Advisory Agreement.  The fees paid by the Advisor to Nuveen depend upon the fee rates negotiated with Nuveen by the Advisor.

The name and principal occupation of the principal executive officers and directors of Nuveen are listed below.  The address of each principal executive officer, as it relates to the person’s position with Nuveen, is 333 West Wacker Drive, Chicago, Illinois 60606.

Name	Position(s)
Charles R. Manzoni, Jr.	Managing Director, Chief Operating Officer and General Counsel
Diane S. Meggs	Senior Vice President, Chief Compliance Officer
Gifford R. Zimmerman	Managing Director, Associate General Counsel and Assistant Secretary
John L. MacCarthy	Executive Vice President and Secretary
Kathleen L. Prudhomme	Managing Director, Associate General Counsel and Assistant Secretary
Kevin McCarthy	Managing Director, Associate General Counsel and Assistant Secretary
Lucas A. Satre	Senior Vice President and Assistant Secretary
Mark Slevin	Senior Vice President
Robert D. Luse	Executive Vice President
Lauren Z. Pan	Vice President
Scott S. Grace	Managing Director and Treasurer
Sherri A. Hlavacek	Managing Director and Controller
Stuart J. Cohen	Managing Director, Associate General Counsel and Assistant Secretary
Thomas S. Schreier, Jr.	Chairman
William T. Huffman	President

No officer or Trustee of the Trust is an officer, employee, director, general partner or shareholder of Nuveen. In addition, since the beginning of Trust’s most recently completed fiscal year, no trustee of the Trust has had, directly or indirectly, a material interest in any transaction or material proposed transaction to which Nuveen, its parent entity or subsidiaries or any subsidiaries of the parent of any such entities, was or is to be a party. Since the beginning of the Trust’s most recently completed fiscal year, none of the Trustees purchased or sold securities of Nuveen or its parent or subsidiaries.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the September Meeting, which was called for, among other reasons, the purpose of approving the New Sub-Advisory Agreement for a term of no more than two years.  After the initial term, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The New Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

Following a change in the ownership structure of Nuveen, the sub-advisory agreement that was in effect between Nuveen and AssetMark with respect to the Fund (the “Old Sub-Advisory Agreement”) terminated on October 1, 2014. The material terms of the New Sub-Advisory Agreement, other than the effective date, are identical to the terms of the Old Sub-Advisory Agreement, which was last approved by the Board at an in-person meeting held on April 19, 2013 (the “April Meeting”).  The New Sub-Advisory agreement provides that Nuveen, subject to the oversight of the Advisor and the Board, is responsible for managing the investment operations of its allocated portion of the Fund’s portfolio and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objectives and policies of the Fund, as reflected in its current prospectus and statement of additional information and as may be amended from time to time by the Board. The New Sub-Advisory Agreement also provides that Nuveen is responsible for expenses related to its activities under the agreement, other than the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for the Fund.  The New Sub-Advisory Agreement provides for Nuveen to be compensated from the fees that the Advisor receives from the Fund based on the average daily net assets of the Fund that are allocated to Nuveen.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor; or (ii) Nuveen, on not less than 30 days nor more than 60 days written notice to the Advisor and the Trust.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, negligence, in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder, Nuveen will not be liable for any loss arising out of any portfolio investment or disposition in connection with its activities as sub-advisor to the Fund.

Board Approval of the New Sub-Advisory Agreement

At the September Meeting, AssetMark recommended that the Board approve the New Sub-Advisory Agreement.  The Advisor’s recommendation to continue the sub-advisory relationship with Nuveen was based on a number of factors, including that (i) the New Sub-Advisory Agreement did not have an effect on the nature, extent, or quality of the services provided by Nuveen to the Fund; (ii) the Nuveen personnel who have been responsible for managing Nuveen’s allocated portion of the Fund continued to serve in their respective capacities; and (iii) Nuveen’s historical investment performance with respect to its management of the Fund was satisfactory.

In considering the New Sub-Advisory Agreement, the Trustees considered various materials, including updated information from materials that were first provided to the Board at its regular quarterly meeting on March 5, 2013 and again at the April Meeting in connection with the change of control of AssetMark, including: (1) a copy of the proposed form of the New Sub-Advisory Agreement between Nuveen and AssetMark, on behalf of the Fund; (2) Nuveen’s updated responses to AssetMark’s due diligence questionnaire, including information on Nuveen’s investment process; (3) Nuveen’s Form ADV disclosures; (4) AssetMark’s recommendation process with respect to the continued use of Nuveen following its acquisition by TIAA-CREF, and the reasons for such recommendation; (5) information describing the nature, quality and extent of services that Nuveen would continue to provide to the Fund, and the proposed sub-advisory fee payable to Nuveen; (6) information concerning Nuveen’s business and operations, investment team, compliance program and internal procedures, including biographical information for the investment professionals that would continue to be responsible for the day-to-day management of Nuveen’s allocated portion of the Fund’s portfolio; and (7) information regarding the financial condition of Nuveen. The Trustees also considered the recommendations of AssetMark with respect to continued use of Nuveen and the methods and resources AssetMark utilizes in its efforts to identify and engage sub-advisors for the Funds.
The Trustees received assistance and advice regarding legal and industry standards from both independent counsel and from counsel to the Trust, which included a detailed memorandum that described the Trustees’ legal duties and obligations in considering the New Sub-Advisory Agreement.  The Independent Trustees discussed the approval of the New Sub-Advisory Agreement before and during the course of their meeting in executive sessions with independent counsel at which no representatives of AssetMark or Nuveen were present.

Factors Considered

In considering the New Sub-Advisory Agreement, the Trustees considered the following factors, to the extent they were applicable:  (1) the nature, quality and extent of the services to be provided by Nuveen; (2) the investment performance of Nuveen in managing its allocated portion of the Fund; (3) the costs of the services to be provided and profits to be realized by Nuveen and its affiliates from the relationship with the Fund, including any “fall-out” benefits; (4) the extent to which economies of scale would be realized as the Fund grows; and (5) whether fee levels reflect those economies of scale for the benefit of Fund investors.

The Independent Trustees relied upon the advice of independent counsel and their own business judgment in determining the material factors to be considered in evaluating the New Sub-Advisory Agreement and the weight to be given to each such factor.  The conclusions reached by the Independent Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor.  Moreover, each Independent Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the New Sub-Advisory Agreement.

Nature, Quality, and Extent of Services and Investment Performance

The Trustees considered the nature, quality and extent of the services which would continue to be provided by Nuveen to the Fund and the expected impact, if any, of the change of ownership on Nuveen’s operations and investment process.  The Trustees also considered the qualifications, experience, and track record of the Nuveen portfolio management team who are responsible for day-to-day management of Nuveen’s allocated portion the Fund’s portfolio and noted that the acquisition of Nuveen by TIAA-CREF is not expected to result in any change to such team. The Trustees considered Nuveen’s specific investment approach and level of expertise within its particular asset class.

The Trustees concluded that the historical performance record for Nuveen, viewed together with the other factors considered by the Trustees, supported a decision to approve the New Sub-Advisory Agreement.

Sub-Advisory Fees

The Trustees considered the services which would continue to be rendered by Nuveen and the compensation to be paid to Nuveen by AssetMark.  The Trustees considered comparisons of the fees to be paid to Nuveen by AssetMark with the fees charged by Nuveen to other comparable clients, including other comparable funds sub-advised by Nuveen, and found the explanation for the difference in fees, if any, to be reasonable in light of the circumstances. The Trustees considered that the sub-advisory fees would continue to be paid by AssetMark to Nuveen and would not be additional fees borne by the Fund.  The Trustees concluded that, in light of the quality and extent of the services to be provided, the fees which would continue to be paid to Nuveen are reasonable.

The Trustees also considered the representations from Nuveen that neither it nor its subsidiaries have received any “fall-out” or ancillary benefits (e.g., the use of soft dollars) as a result of its relationship with the Fund, and any “fall-out” or ancillary benefits that Nuveen may receive as a result of its relationship with the Fund.  The Trustees concluded that the benefits that might accrue to Nuveen or its affiliates were reasonable.

Profitability and Economies of Scale

Trustees did not consider the profitability of the Nuveen to be a material factor based on representations from AssetMark that it negotiated the sub-advisory fees with the Nuveen on an arm’s-length basis.

The Trustees concluded that it was appropriate to revisit the potential for economies of scale in connection with future annual reviews of the New Sub-Advisory Agreement.

Conclusion

After consideration of the foregoing factors and such other matters as were deemed relevant and with no single factor identified as being determinative, the Trustees concluded to approve the New Sub-Advisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator and monitors the compliance of the Trust.

Principal Distribution Arrangements

AssetMark Brokerage, LLC, located at 1655 Grant Street, 10th Floor, Concord, California 94520, an affiliate of the Advisor, acts as the distributor (the “Distributor”) the Trust’s shares pursuant to a Distribution Agreement with the Trust.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2014, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of November 30, 2014, the Service Shares had 6,009,507 outstanding shares, and net assets of $69,590,087.  The direct and indirect owners of more than 5% of the outstanding shares of the Institutional Shares as of November 30, 2014, are listed below:

Service Shares

Name and Address	Shares	% Ownership	Type of Ownership
AssetMark Trust Company FBO AssetMark, Inc. and Mutual Clients and FBO Other Custodial Clients 3200 North Central Avenue Phoenix, AZ 85012-2425	2,213,983	37%	Record
Pershing LLC Attn: Mutual Funds PO Box 2052 Jersey City, NJ 07303-2052	1,957,972	33%	Record
TD Ameritrade Inc. FBO its clients PO Box 2226 Omaha, NE 68103-2226	1,139,794	19%	Record
National Financial Services LLC Attn: Mutual Funds 499 Washington Boulevard, 5th Floor Jersey City, NJ 07310-2010	671,143	11%	Record

As of November 30, 2014, no Institutional Shares had been issued for the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund is available in the Trust’s annual and semi-annual reports to shareholders.  In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  The Trust’s most recent semi-annual report for the period ended September 30, 2014 has been sent to shareholders.  A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the Trust, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or by calling (888) 278-5809 (toll-free).